SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Central European Distribution Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

April 19, 2011

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation, or the Company, it is my pleasure to invite you to the 2011 annual meeting of stockholders. The annual meeting will be held on May 19, 2011, at 9:00 a.m., local time, at ul. Bobrowiecka 6, 00-728, Warsaw Poland.

At the annual meeting, you will be asked to:

•	elect 7 directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2011;

•	approve the compensation paid to the company’s named executive officers, by non-binding vote;

•	recommend, by non-binding vote, the frequency of the non-binding vote on compensation paid to the company’s named executive officers;

•	vote on a shareholder proposal to adopt a simple majority vote and;

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The Company’s management will also review the Company’s results for 2010, and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, including its annual report on Form 10-K for the year ended December 31, 2010, and its audited consolidated financial statements, in the 2010 annual report to stockholders included with this proxy statement.

It is important that your views be represented at the annual meeting. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

William V. Carey

Chairman, President and Chief Executive Officer

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

3000 Atrium Way, suite 265, Mt. Laurel NJ, 08054

856-273-6980

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2011

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on May 19, 2011, at 9:00 a.m., local time, at ul. Bobrowiecka 6, 00-728, Warsaw Poland.

At the annual meeting, you will be asked to:

•	elect 7 directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2011;

•	approve the compensation paid to the company’s named executive officers, by non-binding vote;

•	recommend, by non-binding vote, the frequency of the non-binding vote on compensation paid to the company’s named executive officers

•	vote on a shareholder proposal to adopt a simple majority vote; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to the Company’s bylaws, the board of directors has fixed March 21, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders of record entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at 3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054.

By Order of the Board of Directors,

James Archbold

Secretary

Mt. Laurel, New Jersey

April 19, 2011

Whether or not you plan to attend the annual meeting, please grant a proxy to vote by telephone or the internet, or complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054

856-273-6980

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2011

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the 2011 annual meeting of stockholders. The annual meeting will be held on May 19, 2011, at 9:00 a.m., local time, at ul. Bobrowiecka 6, 00-728, Warsaw Poland.

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders are expected to be first mailed to stockholders on or about April 19, 2011.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on March 21, 2011, will consider and vote on:

•	the election of 7 directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2011;

•	a non-binding vote on executive compensation;

•	a non-binding vote on the frequency of the non-binding vote on executive compensation;

•	the shareholder proposal to adopt a simple majority vote; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2010 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 21, 2011, are entitled to receive notice of the annual meeting of stockholders and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 71,533,323 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may vote in person at the Annual Meeting. If you are a shareholder of record, you must present an acceptable form of identification, such as a driver’s license, at our Annual Meeting. If you hold your shares in street name or otherwise have beneficial but not record ownership of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the meeting. As a Delaware public company, the vast majority of votes at the Company’s annual meetings are typically cast by proxy cards returned to the Company, whereas attendance in person is more common for Polish joint-stock companies. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, such as the ratification of independent auditors, but cannot vote on non-routine matters, such as the election of directors. As a result, if you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote:

•	“for” the election of 7 directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	“for” the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2011;

•	“for” a non-binding vote on executive compensation;

•	“for” an annual non-binding vote on executive compensation; and

•	“against” the shareholder proposal to adopt a simple majority vote.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of the Board of Directors’ Nominees to the Board of Directors. Assuming that a quorum is present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors and Other Items. For the ratification of the independent auditors, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Non-Binding Vote on Compensation. For the approval of the compensation paid to the Company’s named executive officers, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Non-Binding Vote on the Frequency of the Non-Binding Vote on Compensation Paid to Named Executive Officers. For the approval of the frequency of the vote on compensation paid to the Company’s named executive officers, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Shareholder Proposal to Adopt a Simple Majority Vote. For the approval of the shareholder proposal to adopt a simple majority vote, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained Broadridge Investor Communications Services to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $30,000. The Company has also retained Morrow & Co. LLC to assist in proxy solicitation activities on the Company’s behalf for a fee of approximately $8,000. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to Be Held on May 19, 2011.

This proxy statement and annual report to securityholders are available at http://cedc-reports.home.pl/

ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS

(Proposal 1)

The entire board of directors currently consists of seven members. At the annual meeting, seven directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following seven directors have been nominated for election as directors of the Company at the annual meeting: William V. Carey, David Bailey, N. Scott Fine, Marek Forysiak, Robert Koch, Markus Sieger and William Shanahan.

We discuss below the specific experience, qualifications, attributes and skills of each director nominee that led our Nominating Committee to conclude, in light of our business and structure, that, as of the date of this proxy statement, each such individual should serve as a director of the Company. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Carey, Bailey, Fine, Forysiak, Koch, Sieger and Shanahan. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
William V. Carey	46	Chairman, President and Chief Executive Officer
David Bailey	66	Director
N. Scott Fine	54	Director
Marek Forysiak	44	Director
Robert Koch	50	Director
William Shanahan	70	Director
Markus Sieger	45	Director

Directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders.

William V. Carey has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1997. Mr. Carey began working for Carey Agri, a subsidiary of the Company, in 1990, and instituted and supervised the direct delivery system for CEDC’s nationwide expansion. Mr. Carey has 16 years experience heading distribution companies in Poland. Mr. Carey is a graduate of the University of Florida with a B.A. in economics. Mr. Carey led the rapid growth of the Company as the principal and driving force behind the acquisition strategy of the group, over a period of dramatic changes in Eastern Europe, the region in which we operate. We believe that Mr. Carey’s leadership skills, reputation and experience in our industry enable him to be both an effective Chairman of the board and CEO of our Company. Additionally, through his contacts in the industry and his experience managing and leading the Company, Mr. Carey has made, and we believe he will continue to make, invaluable contributions to the Company’s overall success.

David Bailey has been a director of the Company since December 2003. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe, including Russia. He was Chairman of the Board for OAO Svetogorsk (Russia), and Chairman of the Board for IP Kwidzyn (Poland). He retired from International Paper in 2008, and is currently serving as a consultant for their Russian joint venture and has opened a private strategic planning consulting business for Poland and Russia. In addition, he served on the board of directors for the American Chamber of Commerce in Poland for 9 years, is on the board of Litewska Children’s Hospital Foundation, United Way Poland, and was a member of the Polish Business Roundtable for 13 years. Mr. Bailey served in the United States Army and graduated with a Chemical Engineering Degree from Oregon State University. We believe that Mr. Bailey’s extensive experience with the operations and management of publicly traded companies, his skill in navigating the regulatory and competitive environments in Poland and Russia and his demonstrated willingness to further his education in the area of corporate governance, have made and will continue to make him a valuable asset as our Lead Director.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director during 2001. Mr. Fine is an investment banker at Scarsdale Equities, a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 25 years. Previously, Mr. Fine was an investment banker at Fine Equities, focusing on small- to medium-cap companies and managing high net worth individuals and small institutions. Mr. Fine co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut. We believe that Mr. Fine’s relationships within the financial community in New York and around the world, as well as his significant experience with equity and debt offerings, have made and will continue to make him a valuable contributor to the board.

Marek E. Forysiak has been a director of the Company since April 2009. Mr. Forysiak is the Chief Executive Officer (“CEO”) of AKB Russky Slaviansky Bank, a full service commercial bank based in Moscow, Russia. Prior to that, Mr. Forysiak was the CEO and then Vice Chairman of Renaissance Capital Consumer Finance Group, part of the Renaissance Capital Group also based in Moscow, Russia. Mr. Forysiak’s international based career spans over 20 years, holding senior executive roles previously at both JP Morgan Chase and American International Group. Mr. Forysiak is also a retired Combat Veteran of the U.S. Army Reserves, with numerous awards including the Bronze Star. He is a graduate of Montclair State University and Columbia University Executive Management Program. We believe that Mr. Forysiak’s experience with high-level finance and banking in Russia and Eastern Europe with executive responsibilities at both Russky Slaviansky Bank and Renaissance Capital Consumer Finance Group, has enabled and will continue to enable him to provide insight into ways in which the Company can continue to fund its growth.

Robert P. Koch has been a director of the Company since February 2004. Mr. Koch is President and Chief Executive Officer of the Wine Institute. He has close to 20 years experience in the alcohol beverage industry specializing in domestic and international public policy, international marketing and regulatory affairs. In his current capacity, he maintains close working relationships with key members of the alcohol beverage community. His presence in the United States, a growing export market for the Company, and his many contacts in our industry, have benefited and will continue to benefit the Company as we seek to grow and create new business relationships.

Markus Sieger has been a director of the Company since August 2005 and holds a degree in Economics from the University of Applied Sciences for Business and Administration Zurich. He started his career in 1981 with Zurich Insurance Group where he specialized in information systems and organizational projects. In 1994, he joined fincoord and is today managing partner of ffc fincoord fincoord finance coordinators ag and the Chairman and CEO of iscoord ag. He has been a director of both public and private companies, in the United States, the European Union and Switzerland. We believe that Mr. Sieger’s regional experience, as evidenced by his serving as a senior advisor and a director for a number of other companies based in Central and Eastern Europe, as well as his significant transactional and entrepreneurial experience have allowed him and will continue to allow him to make valuable contributions as a member of our board.

William S. Shanahan was the President of Colgate-Palmolive Company, a global consumer products company, from 1992 to September 2005. Previously, he served as Colgate-Palmolive’s Chief Operating Officer, a position he held from 1989 until his appointment as President in 1992. While at Colgate-Palmolive, Mr. Shanahan worked in senior management positions for a number of Colgate-Palmolive’s foreign subsidiaries, and from 1978 to 1980 was the Chief Executive Officer of Helena Rubinstein, Inc., a global cosmetics company (then a Colgate subsidiary). From 1980 to 1981 Mr. Shanahan ran Colgate Palmolive’s Latin American division and from 1982 to 1984 he was the Group Vice President of Europe and Africa. Mr. Shanahan also has served on the board of directors of several publicly-traded companies, including Diageo plc. from 1999 to 2009 and Life Technologies, Inc. from 2008 to 2010. Mr. Shanahan also serves as the Chairman of the compensation committee of the board of directors of Visa Inc., and is a Management Advisor to ValueAct Capital LLC, a privately owned hedge fund based in San Francisco. Mr. Shanahan holds a Bachelor of Arts degree from Dartmouth College and has done graduate studies in Japan and the Philippines. We believe that Mr. Shanahan provides great value to our board, through his vast experience as a director of other companies, familiarity with a board’s role in setting compensation and knowledge and insight within our industry.

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: David Bailey, Marek Forysiak, Robert Koch, N. Scott Fine, Markus Sieger and William Shanahan.

The board of directors has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASDAQ Marketplace Rules and the Securities and Exchange Commission, or SEC.

The Company encourages but does not require members of the board of directors to attend the annual meetings. At the 2010 annual meeting, seven of the eight of our then current directors were nominated for re-election. All of those directors nominated for re-election attended the Company’s 2010 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Since the inception of the Company in 1997, William Carey has held the combined positions of CEO and Chairman. The board believes that this particular structure is advantageous to Company because it allocates Mr. Carey’s executive talent and experience between the day-to-day operations of the Company and the strategic planning and oversight function of the board. We believe that the separation of these positions could create redundancies or inefficiencies in the operation of our Company at the management and board levels. The board believes that the combined CEO/Chairman structure has been a key factor in our success as a business and a significant contributing factor in our rapid growth in Central and Eastern Europe. Mr. Carey’s continued presence as CEO and his continued participation on the board of directors as Chairman are integral to the execution of our short and long-term strategic plans.

Our board of directors is comprised of Mr. Carey and six independent directors, all of whom meet the definition of an independent director as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Each of the standing committees of our board of directors is chaired by an independent director and each of our audit, compensation and nominating and corporate governance committees is comprised entirely of independent directors. Additionally, the board of directors appoints an independent Lead Director to coordinate the activities of other independent directors and to perform the following responsibilities, among others: (a) collaborates with our CEO and Chairman in preparing the board’s agenda and meeting schedules, (b) recommends to the Chairman of the board the retention of outside advisors and consultants who report directly to the board, (c) serves at the Chairman of the nominating and corporate governance committee, (d) serves as the board’s liaison to the CEO and the Chairman of the board between meetings, (e) serves as the board’s liaison for consultation and communication with shareholders; (f) oversees evaluations of the board and its committees in collaboration with the nominating and corporate governance committee and (g) calls and presides over any executive sessions of the independent directors. Currently, David Bailey is the Company’s Lead Director.

Risk is inherent with every business, and how well a business manages risk is an integral part of its ability to succeed. Our goal is to manage risk prudently, not to eliminate risk. In our business, we face a number of risks, including economic risks, regulatory risks, risks stemming from conducting operations in multiple countries and in difference currencies, risks in integrating our acquired companies and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that establishing the right “tone at the top” and that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management team, including our Chairman, President and CEO, meets regularly with our board of directors to discuss strategy and risks facing the company. Members of senior management attend board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. The board of directors receives regular presentations from senior management on strategic matters involving our operations. The board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the company, and convenes Executive Sessions, under the oversight of our Independent Lead Director at which these and other matters are discussed, and at which no members of the management team are present.

While the board is ultimately responsible for risk oversight at our company, our three board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Committees of the Board of Directors and Meetings

The board of directors held 10 meetings in 2010, in addition to acting by unanimous written consent 4 times. Each incumbent director attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he served in 2010.

The board of directors has three standing committees, an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee and a nominating and corporate governance committee. The functions performed by the committees are summarized below. All of the members of the three committees are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

On August 10, 2009, at the recommendation of the nominating and corporate governance committee, the board adopted a policy limiting the number of public boards of directors on which our directors may serve to two, in addition to the board of the Company.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the audit committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Messrs. Bailey, Forysiak and Sieger currently constitute the audit committee. Mr. Bailey currently serves as the chairman of the audit committee. The board has determined that Mr. Forysiak qualifies as an “audit committee financial expert” as defined in Items 401(h) and 407(d)(5) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASDAQ standards and SEC rules and regulations. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year, the audit procedures to be utilized, audit fees, and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate. The audit committee met 14 times during 2010. The report of the audit committee is set forth beginning on page 10 of this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the compensation committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) consulting with independent outside compensation consultants regarding the Company’s executive officer and director compensation policies, (iii) administering the Company’s 2007 Stock Incentive Plan, referred to herein as the Option Plan, and (iv) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Sieger,

Shanahan and Fine currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Sieger serves as the chairman of the compensation committee. The compensation committee held 6 meetings during 2010. The report of the compensation committee is set forth beginning on page 11 of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the nominating and corporate governance committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The nominating and corporate governance committee monitors the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at the Company’s annual meetings of stockholders. The nominating and corporate governance committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The nominating and corporate governance committee also recommends directors for appointment to the committees of the board. In addition, the nominating and corporate governance committee reviews and assesses the adequacy of the Company’s corporate governance principles and, if appropriate, develops and recommends to the board of directors additional corporate governance principles. These responsibilities include oversight of the process of evaluating the performance of the board, its committees and individuals directors, maintenance of the Company’s succession plan, convening executive sessions of the board of directors at which no members of management or other representatives of the company are present and recommending to the board of directors a candidate for Lead Director. The current Lead Director is Mr. Bailey. Messrs. Bailey, Koch and Shanahan currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Bailey serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee held 2 meetings in 2010.

The nominating and corporate governance committee believes that, in order to be effective, a board must consist of Directors with varying experiences and personal backgrounds. In particular for a company that has operations around the world, the nominating and corporate governance committee believes that the board should include representatives from the territories and regions that are relevant to the company’s business. To this end, the nominating and corporate governance committee highly values diversity of experience and geographic background in considering candidates for membership on the board of directors. The nominees for election to our board are citizens of or live full time in Poland, Russia, the United States and Switzerland. They also have diverse professional experience, having worked internationally in investment and commercial banking, the international alcoholic beverage industry and the consumer retail sector for both publicly traded and privately held companies. This diversity contributes significantly to the insight that our board has into the challenges facing the Company.

The information contained in the reports of the audit committee and the compensation committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The audit committee members are David Bailey, Markus Sieger and Marek Forysiak, each of whom meets the independence and experience requirements set forth in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The audit committee held 14 meetings during 2010.

To ensure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants 8 times during 2010. These meetings were separate from full board of directors meetings and the audit committee discussed with the independent public auditors matters required to be discussed by Statement on Auditing Standards 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed the independence of the independent public auditors with them. Based on its review and discussions with the independent public auditors and with management, the audit committee has recommended to the board that the audited financial statements for the year ended December 31, 2010 be included in the Company’s annual report on Form 10-K.

Respectfully submitted,

Audit Committee

David Bailey

Markus Sieger

Marek Forysiak

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.

Respectfully submitted,

Compensation Committee

Markus Sieger

N. Scott Fine

William Shanahan

ADDITIONAL INFORMATION

Director Compensation in 2010

The following table sets forth information regarding the compensation of the directors of the Company for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Option Awards ($)		Equity Incentive Plan Awards: Number of Unearned Shares that have not vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that have not vested	Total ($)
Jan Laskowski(1)	$11,500	—		—	—	$11,500
Scott Fine(2)	$30,000	$149,575	(9)	—	—	$179,575
David Bailey(3)	$61,000	$241,150	(10)	2,166	$77,240	$379,390
Robert Koch(4)	$30,000	$144,750	(11)	—	—	$174,750
Markus Sieger(5)	$46,000	$115,800	(12)	2,500	$89,150	$250,950
Sergey Kupriyanov(6)	$22,500	$125,450	(13)	—	—	$147,950
Marek Forysiak(7)	$36,000	$125,450	(14)	1,667	$59,445	$220,895
William Shanahan(8)	$20,000	$48,250	(15)	1,833	$65,365	$133,615

(1)	At December 31, 2010, Mr. Laskowski had 80,124 options outstanding. Mr. Laskowksi was not nominated for re-election to the board of directors at last year’s annual meeting held on April 29, 2010.
(2)	At December 31, 2010, Mr. Fine had 30,562 options outstanding.
(3)	At December 31, 2010, Mr. Bailey had 80,249 options outstanding.
(4)	At December 31, 2010, Mr. Koch had 52,998 options outstanding.
(5)	At December 31, 2010, Mr. Sieger had 49,374 options outstanding.
(6)	At December 31, 2010, Mr. Kupriyanov had 10,000 options outstanding. Mr. Kupriyanov resigned from the board effective October 1, 2010.
(7)	At December 31, 2010, Mr. Forysiak had 13,000 options outstanding.
(8)	At December 31, 2010, Mr. Shanahan had 5,000 options outstanding.
(9)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $91,675. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.
(10)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2009, calculated in accordance with FAS 123(R), was $110,975. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.
(11)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $86,850 The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.
(12)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $48,250. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.

(13)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $77,200. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.
(14)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $48,250. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.
(15)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2010, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2010. The grant date fair value of option awards granted in 2010, calculated in accordance with FAS 123(R), was $48,250. The amounts do not reflect the actual amount that may be realized by the directors. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2010 audited financial statements.

Director Compensation

Each European-based director is entitled to receive an annual fee of $36,000 for serving as a member of the board of directors. Each non-European-based director is entitled to receive an annual fee of $30,000 for serving as a member of the board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of $10,000. The Lead Director and Chairman of the nominating and corporate governance committee is entitled to receive an additional annual fee of $15,000. In addition to the director fee, the Chairman of the board of directors is entitled to receive an annual fee of $20,000. The Company reimburses directors for out-of-pocket travel expenses relating to their service on the board of directors.

The initial grant of options to purchase shares of the Company’s common stock to each newly-elected outside member of the board of directors is 5,000 shares, which vest fifty percent (50%) on the first anniversary of the grant date and fifty percent (50%) on the second anniversary of the grant date, and have a ten year term. In addition, the base annual option grant made to each outside member of the board of directors of the Company after the initial grant of options is 5,000 shares per year. The options granted annually to directors vest fifty percent (50%) on the first anniversary of the grant date and fifty percent (50%) on the second anniversary of the grant date, and have a ten year term. The additional annual option grant made to the chairman of the board of directors is 20,000 shares per year. The additional annual option grant made to the chairman of the audit committee of the board of directors is 3,000 shares per year and the additional annual option grant made to each member of the audit committee of the board of directors is 5,000 shares per year. The additional annual option grant made to the chairman of the compensation committee of the board of directors is 5,500 shares per year, and the additional annual option grant made to each member of the compensation committee of the board of directors is 4,500 shares per year. The Lead Director and chairman of the nominating and corporate governance committee receives an additional annual grant of options to purchase 10,000 shares per year, and the additional annual option grant made to each member of the nominating and corporate governance committee is 4,000 shares per year. The additional annual grants of options shall vest based on the discretion of board of directors, and have a ten year term.

In February of 2010, Mr. Kupriyanov, at the time a director of the Board, entered into an agreement to serve as an advisor to the general manager of Parliament distribution. Pursuant to that agreement he received a salary of 2,792,000 Russian Rubles, which has a value of approximately $92,000 based on current exchange rates. Mr. Kupriyanov resigned from the board of directors effective October 1, 2010.

Director Nomination Process

The nominating and corporate governance committee currently consists of Messrs. Bailey, Koch and Shanahan, each of whom is independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Although the nominating and corporate governance committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including (1) such candidate’s independence (consistent with the NASDAQ listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and (4) any other NASDAQ or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members. The nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating and corporate governance committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and Internet searches. In addition, the nominating and corporate governance committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates. To date, the nominating and corporate governance committee has not engaged third parties to identify or evaluate or assist in identifying potential director nominees.

To date, except as discussed below, the Company has not received any recommendations from stockholders that were not subsequently voluntarily withdrawn by such stockholder requesting the board or any of its committees to consider a nominee for inclusion among the board’s slate of nominees. Accordingly, the nominating and corporate governance committee has not adopted, and the board of directors is of the view that it need not, adopt a formal policy by which the Company’s stockholders may recommend director nominees. However, the nominating and corporate governance committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company’s bylaws provide that a stockholder must provide written notice delivered to the Company’s secretary at the Company’s principal executive office not later than the date that corresponds to 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, such stockholder notice must include (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s common stock owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be included in the proxy statement (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as it appears on the Company’s books, and (ii) the class and number of shares of the Company’s stock which are beneficially owned by such stockholder. The stockholder notice must also comply with all applicable SEC rules and regulations.

The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating and corporate governance committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

As a result of the Company’s acquisition of Botapol Holding B.V., which was completed on August 17, 2005, Takirra Investment Corporation N.V. has the right to designate one member to the Company’s board of directors for as long as it owns at least 50% of the original number of shares of common stock issued to it in connection with the acquisition. Mr. Markus Sieger has been and remains the designee of Takirra Investment Corporation N.V., and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

As a result of the Company’s acquisition of 85% of the share capital of Copecresto Enterprises Limited from White Horse Intervest Limited and certain of its affiliates, Direct Financing Limited, an affiliate of White Horse Intervest Limited, had the right to designate one member to the Company’s board of directors for so long as (1) Direct Financing Limited and each of its permitted transferees together held at least 80% of the shares of Company common stock it received as consideration in the acquisition and (2) at least 50% of the share capital of White Horse Intervest Limited and 50% of the share capital of Direct Financing Limited was held, directly or indirectly, by the same beneficial shareholder. Mr. Sergey Kupriyanov was formerly the designee of Direct Financing Limited. Mr. Kupriyanov resigned from the board of directors effective October 1, 2010. In addition, Direct Financing Limited has relinquished its right to designate one member of the board of directors. As a result of subsequent acquisitions, the Company now owns 100% of Copecresto Enterprises Limited.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board either generally or in the care of the Chief Executive Officer, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the board of directors may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board should be mailed to the board, in care of the Company’s Secretary, at the Company’s corporate headquarters at 3000 Atrium Way, Suite 265, Mt. Laurel, New Jersey 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

On November 12, 2007, the board of directors adopted a formal policy of annually reviewing the Company’s Succession Policy for the CEO, COO, CFO and board Chairman.

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
William V. Carey	46	Chairman, President and Chief Executive Officer	1997

Evangelos Evangelou	43	Vice President and Chief Operating Officer	1998

James Archbold	50	Vice President and Director of Investor Relations	2002

Christopher Biedermann	43	Vice President and Chief Financial Officer	2005

The following sets forth the business experience, principal occupations and employment of each of the executive officers who do not serve on the board of directors.

Evangelos Evangelou joined the Company in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z o.o., where he was responsible for the operations of all food and beverage outlets within Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom and Cyprus. Mr. Evangelou is a university graduate of New York Institute of Technology, N.Y.

James Archbold joined the Company in January 2002 as Vice President, Corporate Secretary and Director of Investor Relations. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri, a subsidiary of the Company, now CEDC International. Prior to joining the Company, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds an M.A. degree from Columbia University.

Christopher Biedermann joined the Company in January 2005 as Chief Financial Officer. Prior to joining the Company he worked from February 2003 through December 2004 as the Country Finance Manager with General Electric Consumer & Industrial in Poland. From May 1998 to January 2003, Mr. Biedermann held a number of finance positions within Eastern Europe for the Coca—Cola Hellenic Bottling Company (HBC) S.A, including Financial Controller and Commercial Finance manager in Poland, and CFO for Slovenia. Mr. Biedermann has an M.B.A. from the University of Texas and a B.S. in Accounting from Lehigh University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s goal for its executive compensation program is to attract and retain a qualified, talented team of executive officers who will provide leadership for the Company’s success in competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Compensation Committee of the board of directors (the “Committee”) oversees the executive compensation program and recommends the compensation for the Company’s executive officers for approval of the board of directors. For the fiscal year 2010, the Company believes that the compensation program for the named executive officers delivered payouts commensurate with a generally weak economic environment but also reflective of the performance of the Company in turbulent economic times.

The Committee desires that our executive compensation policies remain competitive with those of our peer companies and within our industry while rewarding consistently high performance. The Company also has grown significantly in the past few years, and expanded its operations into new businesses and new regions. Therefore, for 2010, the Committee engaged Compensation Resources, an outside independent compensation consultant (the “Compensation Resources”), to review the Company’s existing executive compensation program and to provide the Committee with a report detailing its findings, with a view toward implementing appropriate changes for 2010. During fiscal year 2010, Compensation Resources received $26,400 for its services as a consultant to the Committee.

In this section, the Committee discusses the rationale and the methods it employs to set executive compensation, including, among other things: (i) discussions with Compensation Resources, specifically with respect to maintaining a competitive compensation program through adopting benchmarking practices for 2010; (ii) the inclusion of performance-based compensation; (iii) the choice of performance targets; and (iv) the various forms of compensation granted. The discussion will focus on 2010, as well as discuss proposed changes the Company may implement for 2011.

Compensation Committee. The Committee assists the board of directors of the Company in discharging its responsibilities relating to compensation of the Company’s executive officers and supervision of the Company’s stock option plans. The Committee reports to the board of directors and is responsible for:

•	developing guidelines for, and reviewing the compensation and performance of, the Company’s executive officers;

•	evaluating the executive officers’ performance in light of these goals and objectives; and

•	making recommendations to the board of directors regarding the management contracts of executive officers when they are proposed or renewed.

The Committee also is responsible for recommending the compensation of the Chief Executive Officer to the board of directors.

Compensation Philosophy and Objectives. The Company seeks to pay its executive officers total compensation that is competitive with other companies of comparable size and complexity. The Committee seeks to ensure that our executive compensation is competitive by targeting the total compensation of each executive officer to be in line with approximately the 50th percentile of our peers at the target level of performance described below which we consider to be market. The actual percentile may vary depending on our financial performance and on each executive’s individual performance in relation to the responsibilities they manage for the Company. As indicated in a report prepared by Compensation Resources and discussed below, the types of compensation and benefits provided to the Chief Executive Officer and other executive officers are generally comparable to those provided to the executive officers of the publicly traded companies identified as the Company’s peers by Compensation Resources.

The compensation policies of the Company are designed to:

•	attract, motivate and retain experienced and qualified executives,

•	increase the overall performance of the Company,

•	increase stockholder value, and

•	incentivize the executive officers to prudently achieve the highest level of Company financial performance.

While the Company seeks to maintain competitive compensation arrangements for its executives, it also strongly believes that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a substantial portion of that compensation should be linked to the long-term performance of the Company. Accordingly, the executive compensation packages provided to the Chief Executive Officer and the other executive officers have been structured to include, in addition to base salary and limited fringe benefits, stock options and/or restricted shares. A substantial portion of the compensation packages for executive officers for 2010 and prior years was in the form of equity, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock, and annual cash bonus opportunities, both of which depend partly on the achievement of performance targets that are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues.

The Committee believes that executive officer compensation should seek to align the interests of executives with those of the Company’s stockholders, by seeking to reward long-term growth in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The incentive components of compensation, stock options, restricted shares and annual cash bonuses, for executive officers are linked solely to corporate financial performance of the Company and not the individual goals of the executive officers. This is intended to keep the executive team focused on the core goal of overall corporate performance.

We review compensation survey data provided by Compensation Resources. While our Committee believes that compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires that the Committee apply its own judgment and subjective determination of the individual performance by our executive officers related to the overall corporate performance. Therefore, the Committee applies its judgment in reconciling the program’s objectives with the realities of rewarding strong performance and retaining valued members of management. The Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

When setting or recommending compensation levels (excluding the incentive components of compensation which are linked solely to corporate financial performance of the Company), the Committee considers the overall performance of the Company, the individual performance of each of the executive officers, and their individual contributions to and ability to influence the Company’s performance, and also seeks to encourage teamwork amongst the executives. The Committee believes that the level of base salaries plus bonuses and equity awards (stock options and restricted shares), and fringe and other benefits, of executives should generally be managed to compete with other public and private companies of comparable size and complexity. For 2010 and past years, the Committee based its determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Committee has gained in his own experience managing businesses in Poland, Russia and Central Europe, compensation survey data available to the Company, the knowledge obtained from the Chief Executive Officer and other executives as to local market conditions, information learned regarding the compensation levels at companies acquired by the Company and individual negotiation with the executive officers and information provided by Compensation Consultants. The Committee does not formally benchmark against specific companies or industries, but rather exercises an amount of discretion in setting compensation levels, utilizing the general knowledge of its members. The Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

In connection with the Committee’s efforts to achieve the Company’s compensation objectives, for 2010 the Committee directed Compensation Resources to provide the Committee with advice and information regarding the following: (i) directly linking executive compensation to the financial and operating performance of the Company and changes in stockholder value; (ii) compensating executives in a way that is internally equitable based upon the level of responsibilities in their respective positions; (iii) attracting, retaining and motivating qualified executives by providing compensation opportunities that are competitive with the practices of companies that are similar to the Company in either business mix or financial size and complexity; (iv) maintaining a balance between the Company’s short- and long-range performance objectives by compensating executives based, in part, on the achievement of current year business plan objectives and, in part, on long-term increases in stockholder value; (v) possible changes to the Company’s executive compensation and benefits policies and program and individual compensation actions; and (vi) compensation levels and practices for executive officers holding comparable positions at targeted peer group companies.

For 2010, Compensation Resources provided the Committee with information relating to compensation levels and practices for executive officers holding comparable positions at the Company’s peers (two targeted groups of companies). Compensation Resources created two separate peer groups for purposes of this analysis, consisting of (i) beverage and distribution companies with international operations (the “Beverage Peer Group”) and (ii) NASDAQ listed companies with revenues between  1/2 to 2 times our revenue (the “NASDAQ Peer Group”). The specific companies included each peer group for fiscal year 2010 were as follows:

Peer Group A – Beverage Peer Group	Peer Group B – NASDAQ Peer Group
Amcon Distributing Company	Arkansas Best Corporation	PC Connection, Inc.
Andersons, Inc.	Beacon Roofing	Perrigo Company
Brown-Forman	Bob Evans Farms	Plexus Corporation
Coca-Cola Bottling	Career Education Corporation	Priceline.com
Constellation Brands	Catalyst Health Solutions	PSS World Medical, Inc.
Cott Corporation	Central Garden & Pet Company	Sanderson Farms, Inc.
Hansen Natural Corporation	Compucredit Corporation	Tellabs, Inc.
National Beverage Corporation	DADE Behring Holdings, Inc.	Wheeling Pittsburg Corp.
Spartan Stores, Inc.	DURA Automotive System	William Lyon Homes
	Freds, Inc.	Xilinx, Inc.
Hub Group, Inc.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for 2010.

Base Salaries. Base salaries of executive officers are determined at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such consideration in the discretion of the Committee and board of directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above. The Company has historically maintained a policy of setting base salary at the lower end of market levels in preference to emphasizing the incentives provided by the executive bonus and equity incentive (stock options and restricted shares) programs. Our executive officers working in Poland also serve on the boards of certain of our subsidiaries, for which local law requires that they be paid a modest stipend which we include in the analysis of base salaries.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis. In each case, the participants involved in recommending and approving salary adjustments, the board of directors and the Chief Executive Officer, with respect to certain executive officers, and the board of directors with respect to the Chief Executive Officer, consider the performance of each executive officer, including consideration of new responsibilities and the previous year’s corporate performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, and salary adjustments are determined in the discretion of the Committee and the board of directors. Salaries paid in 2010 were set in employment agreements signed, effective January 1st, 2010.

The employment agreements in effect for each executive prior to those signed in 2010 contained a forward looking 3-year schedule for compensation. From the time that each of those agreements was first drafted to the signing of the current agreements, there were significant changes in the nature and size of the Company’s business. With the acquisition of the Company’s first production assets, the entry into markets outside of Poland, including Hungary and Russia, and the beginning of a shift in focus from distribution to production, the nature of the responsibilities of each executive changed. In light of these changes, the Committee elected to enter into new agreements with the executives effective as of January 1, 2010 to reflect changes in the Company.

As President and Chief Executive Officer of CEDC, William Carey holds the most direct responsibility for the performance of the Company’s various businesses. As such, he is awarded a higher base salary than the other executive officers. As a consequence of the Company’s growth from the largest importer and distributor of alcoholic beverages in Poland to the largest importer and distributor of alcoholic beverages and producer of vodka in that country, and the Company’s recent entry into the importation and production of alcoholic beverages in Russia, Mr. Carey’s job responsibilities expanded to include overseeing operations in multiple countries and additional business activities. The Committee made a generalized assessment of Mr. Carey’s role in the Company’s operations and, in consultation with third party consultants, Compensation Resources, about the then-current pay practices in executive compensation. Therefore, as part of the new employment agreements effective as of January 2010, the Committee felt it appropriate to increase Mr. Carey’s base salary from $607,948 for the year 2009 to $626,186 for 2010.

Evangelos Evangelou, as Chief Operating Officer carries the second most responsibility for the operations of the Company, with a heavier focus on the day-to-day aspects of running the Company’s businesses. With the recent expansion of the Company’s operations, Mr. Evangelou’s responsibilities increased in tandem with Mr. Carey’s. Therefore, as part of the new employment agreements effective as of January 2010, the Committee felt it appropriate to increase Mr. Evangelou’s base salary from $429,299 for 2009 to $442,177 for 2010.

Christopher Biedermann, as Chief Financial Officer, is directly responsible for the financial condition of the Company, and the complex, diverse accounting and financial reporting requirements the Company is subject to. The expansion of our operations from exclusively importation and distribution to include production, and our acquisition of businesses operating in different territories and jurisdictions have increased Mr. Biedermann’s responsibilities considerably. In keeping with the changes made to the agreements for Mr. Evangelou and Mr. Carey, and in consideration of the additional responsibilities of Mr. Biedermann’s position, and as part of the new employment agreements effective as of January 2010, the Committee felt it appropriate to increase Mr. Biedermann’s base salary from $341,193 for 2009 to $351,428 for 2010.

James Archbold’s responsibilities as Corporate Secretary and Director of Investor Relations, are less connected to the operational activities associated with running our Company. Nevertheless, the changes in the scope and size of our business, from the acquisition of new production assets to the expansion into new counties, have increased the complexity of his job responsibilities. The growth of the company in this period was driven chiefly by a series of large acquisitions in new geographic regions, which required significant bank and capital markets debt and equity financing arrangements. As Director of Investor Relations, Mr. Archbold played a key role as a liaison with the Company’s debt and equity investors, assisting in evaluating and planning for the potential reaction in the investor community to the Company’s strategy, and has been instrumental in the Company’s successful communication to this community of the Company’s financing and acquisition activities. Therefore, as part of the new employment agreements effective as of January 2010, the Committee decided to increase Mr. Archbold’s base salary from $230,000 in 2009 to $312,000 for 2010.

At the same time that the executive’s compensation packages were being reviewed, the Committee felt it was in the best interest of the Company to conduct of review of the structure of each officer’s agreement and to make efforts to standardize the language of the agreements, where possible. Whereas the existing agreements had each been drafted and entered into at different times, and were each drafted subject to different conditions and under different circumstances, the new agreements were drafted to more be uniformly structured. In January 2010, the Committee recommended that the board of directors approve, and the Company and executives subsequently entered into, new employment agreements with revised and, as appropriate, generally conforming language and the salary adjustments described above. These new agreements are to expire on December 31, 2012.

As we have discussed in the Compensation Discussion and Analysis contained in prior proxy statements, in 2008 the board of directors approved the payment of certain supplements to the salary and bonus to each of the executive officers of the Company that reside in Poland and whose salaries and annual bonuses are paid in U.S. dollars. This decision was made because of the significant decline in the value of the U.S. dollar against the Polish zloty in 2008. In 2009 and 2010, the decline in value of the U.S. dollar from the previous year was partly reversed and, therefore, no such salary adjustments were made for those years.

Bonuses. The Company has historically paid annual cash bonuses to its executive officers based on corporate performance, as measured by reference to factors which the Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s executive bonus plan. The Company establishes a cash bonus pool for each year and the interest in such pool, if earned, for each of the executive officers. The proportionate interest of each officer in the cash bonus pool for each such executive officer is based upon, among other things, assessment by the Committee and the board of directors of each officer’s level of responsibility within the Company, expertise and ability to influence improvements in the Company’s financial results, and tenure. The factors impacting the determination of an officer’s proportionate interest in the cash bonus pool are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, in the discretion of the Committee and the board of directors.

In January, 2007, upon the recommendation of the Committee, the board of directors approved an amendment to the Company’s executive bonus plan. The plan was updated to reflect the development and growth of the Company; from a purely distribution business focused on Poland to a Company engaged in distribution and production internationally, thus adding significantly more complexity to its operations and increasing the responsibility of the executive officers. The board of directors established (i) larger base aggregate cash bonus pool amounts, (ii) the methodology for determining the actual amount of the cash bonus pool that will be earned in a given year, (iii) the executive officers who will participate in the plan and (iv) the percentage interest each executive officer will have in the amount of the pool that is earned. For the year 2010, the aggregate amount of the cash bonus pool was $1,670,000. The bonus plan participants in 2010 were Messrs. Carey, Evangelou and Biedermann, and any payouts from the bonus pool in a given year was to be allocated as follows: 53% to

Mr. Carey, 27% to Mr. Evangelou and 20% to Mr. Biedermann. The potential pay-outs from the bonus pool are intended to recognize, on an annual basis, the level of responsibility and potential contribution of each officer to the results of the Company. Accordingly, Mr. Carey, as Chief Executive Officer, would receive the highest percentage payout from the bonus pool.

For 2010, the Committee elected to further modify the structure of the Company’s executive bonus plan. Based in part on the result of internal deliberations among the Committee and in part on consideration of the report created by Compensation Resources, the bonus structure for James Archbold was revised. In lieu of receiving a percentage of the bonus pool as he has in past years, the Committee determined that Mr. Archbold would receive a non-variable, non-performance-based bonus of $95,000. In recognition of the fact that Mr. Archbold’s job responsibilities are less connected to the day-to-day operations of the Company than those of Messrs. Carey, Evangelou and Biedermann, the Committee felt his bonus should not be as high a percentage of his overall compensation as it had been historically. The Committee chose an amount of $95,000 for this bonus, based on discussions with Compensation Resources, with the intention of bringing Mr. Archbold’s compensation structure and total compensation into alignment with that of similarly situated executives of companies in the defined peer group.

Under the Company’s executive bonus plan for 2010, the size of the bonus earned by the participants depended upon the achievement of two targets established by the board of directors, specifically (i) the Company’s earnings before net interest expense, net income tax, net other financial expense (income), depreciation and amortization (“adjusted EBITDA”) which is referred to as the adjusted EBITDA target and (ii) the ratio of net debt to EBITDA, which is referred to as the net debt to EBITDA target. One half of the total payout amount a participant was eligible to receive was based on the adjusted EBITDA target and one half was based on the net debt to EBITDA target. The participants would have received 100% of the bonus pool they were allocated if the Company had met both of the adjusted EBITDA target and the net debt to EBITDA target. The percentage of the bonus attributable to the adjusted EBITDA target would have been increased or decreased in proportion to the amount by which the Company exceeded or fell short of that target, subject to a maximum of 150% of such percentage; no amount was to be paid if the actual EBITDA was less than 70% of the EBTDA target. The percentage of the bonus attributable to the net debt to EBITDA target was to be similarly increased or decreased, and subject to similar limits, in inverse proportion to the extent the ratio exceeded or fell short of that target.

The Committee set targets for 2010 that reflect the desire of the Committee to incentivize its executives to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of these two financial measures as performance targets appropriately balances incentives to reward strong performance without encouraging undue risk-taking. The addition of the net debt to EBIDTA target reflects the desire of the Committee to see the executive team focus on maintaining debt levels that are both manageable and comfortably within our existing debt covenants, in addition to growing annual EBITDA. To that end, the Committee established a net debt to EBITDA target for 2010 that was lower than the actual net debt to EBITDA ratio at year-end 2009. The Committee felt that the combination of these two targets represented an appropriate balance of management priorities as they pertain to results of Company operations. The amount an executive officer who participated in the 2010 executive bonus plan received was based on the percentage of the total bonus pool such participant was entitled to, as discussed above.

For 2010, the Committee and the board of directors established an adjusted EBITDA target of $335 million and a net debt to EBITDA target of 3.70. For 2010, the Company’s actual adjusted EBITDA was $144.8 million, and the actual net debt to EBIDTA ratio was 6.43, which in each case fell short of the targets set for 2010 in the beginning of the year.

Pursuant to the executive bonus plan, in 2010, the Committee and the board of directors therefore determined that:

•	Mr. Carey, the Chief Executive Officer, earned no cash bonus;

•	Mr. Evangelou, the Chief Operating Officer, earned no cash bonus;

•	Mr. Biedermann, the Chief Financial Officer, earned no cash bonus; and

•	Mr. Archbold, the Corporate Secretary, earned a non-performance based cash bonus of $95,000.

[1]	For 2010, adjusted EBITDA was calculated as follows:

2010 (in thousands)
Net loss from continuing operations	($92,889)
Income tax	(28,114)
Equity in net earnings of affiliates	(14,254)
Net interest expense	104,866
Net financial expense	6,799
Depreciation and amortization	16,947
Comparable one off adjustments:
Acquisition related costs and FV adjustments	132,349
Restructuring costs	10,969
WHG adjustments	1,050
Change in provisioning method	7,111

Adjusted EBITDA	$144,834

For purposes of the 2010 executive bonus plan, EBITDA was computed as the operating profit for the 12 months ending December 31 of the consolidated Company group, adjusted for depreciation and amortization and for the pro forma effect of acquisitions, non-consolidated entities and other non-cash or non-recurring items as determined by the Committee after consultation with management. “Net Debt” is defined as total interest bearing debt plus the present value of deferred consideration that has been treated as a liability for US GAAP purposes, less cash and cash equivalents as of the last day of the fiscal year.

The performance targets were set by the board of directors, upon the recommendation of the Committee, based on the Company’s business plan to reflect continued growth of the Company’s business. We do not disclose future performance targets because we believe, in the case of both the adjusted EBITDA target and the net debt to EBIDTA target, that this information is not material to understanding our executive compensation. The board of directors and the Committee set the performance targets at levels they consider to be reasonably attainable assuming performance consistent with budget. The performance targets are intended to be attainable but challenging. We believe that if financial targets were not attainable, the plan will lose the motivational effect it was designed to achieve and payouts will lag behind market levels. Each year since the executive bonus plan was first implemented, the Company has achieved at least the lowest performance target threshold. In each year but 2001 and 2010, the performance target threshold was exceeded.

Equity. A third component of executive officers’ compensation is in the form of equity grants. For 2010, the Committee approved amendments to the equity grants made to executive officers for future periods. Based on the internal deliberations of the Committee and the recommendations of Compensation Resources, the Committee moved to implement a new vesting schedule for equity grants and to add restricted stock grants to the equity grant program, beginning with the grants made in 2010. As is the case with the equity grants to the directors, the executive officers had the opportunity to elect to receive their equity grants in the form of stock options, restricted shares or a 50/50 combination of both stock options and restricted shares.

The total number of options and shares of restricted stock granted to the executive team in 2010 was determined in consultation with Compensation Resources regarding executive pay practices at targeted peer group companies, as discussed above, and after internal deliberations with the Committee.

One-half of the aggregate amounts of restricted stock or stock options granted will vest fifty percent (50%) on the first anniversary of the grant date and the other fifty percent (50%) will vest on the second anniversary of the grant date. The other half of the aggregate amount of restricted stock or stock options granted will vest in three annual installments based on the level of achievement of certain performance targets for the 2010, 2011 and 2012 fiscal years, which were established based on projections agreed to by the Company’s board of directors at the time the stock awards were granted. The vesting for one-half of the performance-based stock awards will be determined based on the achievement of performance targets relating to the Company’s comparable earnings per share, which is referred to as the comparable EPS target. The vesting for the other half of the performance-based stock awards will be determined based on the achievement of performance targets relating to the net debt to EBITDA target which in 2010 was the same target as used in determining cash bonuses. Any vesting of the performance-based awards will be pro rated according to the Company’s actual performance for the respective fiscal year relative to the equity performance targets, as measured upon receipt of final audited financials and an audit opinion. Underachievement of the performance targets (ranging from 70-99%) will result in the vesting of a proportional amount of the performance-based awards, with the difference to be forfeited by the recipient. Overachievement of the performance targets (ranging from 101-150%) will result in the granting of additional restricted stock or stock options, as applicable.

As it did when setting the targets for cash bonuses, with respect to equity awards, the Committee set targets for 2010 that reflect the desire of the Committee to incentivize its executives to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of the comparable EPS target and the net debt to EBITDA target as performance targets appropriately balances incentives to reward strong performance as measured by the company’s earnings per share without encouraging undue risk-taking. The net debt to EBIDTA target reflects the desire of the Committee to see the executive team focus on maintaining debt levels that are both manageable and comfortably within our existing debt covenants, in addition to maximizing earnings per share. To that end, the Committee established a net debt to EBITDA target for 2010 that was lower than the actual net debt to EBITDA ratio at year-end 2009. The Committee felt that the combination of these two targets represented an appropriate balance of management priorities as they pertain to results of Company operations. The amount an executive officer who participated in the 2010 executive bonus plan received was based on the percentage of the total bonus pool such participant was entitled to, as discussed above.

For 2010, in connection with the vesting of restricted stock and stock option grants, the Committee and the board of directors established a comparable EPS target of $2.45 and a net debt to EBITDA target of 3.70. For 2010, the Company’s actual comparable earnings per share was $0.55, and the actual net debt to EBIDTA ratio was 6.43, which in each case fell short of the targets set for 2010 in connection with vesting of the equity awards granted in 2010. As a result, Mr. Carey forfeited 16,166 of the options granted to him in 2010, and Messrs. Biedermann, Evangelou and Archbold forfeited 2,222; 2,361; and 1,556 shares, respectively, of the Restricted Stock granted to them in 2010.

Setting Executive Compensation. Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements, including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance, recommendations by independent compensation consultants and the various other factors described above. The Committee works closely with Mr. Carey in establishing compensation levels for the other executive officers. Mr. Carey and the individual executive typically engage in discussions regarding the executive’s salary, and Mr. Carey reports on such discussions and makes his own recommendations to the Committee. The Committee will separately discuss with Mr. Carey any proposed adjustment to his own compensation. The Committee reports to the board of directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the board of directors for the Chief Executive Officer and the other executive officers. The board of directors considers such recommendations and, thereafter, sets the compensation level for Mr. Carey, subject to the approval of the Committee, and for the other executive officers. Base salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements. The Committee is charged with the responsibility for approving the compensation package for the Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his performance or compensation.

In recognition of the recent growth of the Company and its entrance into production and into new markets, a comprehensive review of the executive compensation program for the Chief Executive Officer and other executive officers was undertaken, beginning in the second half of 2006 and concluding in 2008, to adjust all three principal elements of the compensation packages. The changes were intended to recognize the added complexity of managing the Company resulting from such growth, and to provide appropriate incentives to achieve the increased business goals set by the Company for its new markets. The Committee also considered the expense associated with stock options, and the impact of the volatility in the Company’s stock on that expense, and determined in 2007 to reduce the size of annual option grants to executive officers, and increase salary and cash bonus incentives and grant other equity awards such as the restricted shares.

The board of directors or the Committee can exercise the right to modify any recommended adjustments or awards to the executive officers. The Chairman of the Committee, in connection with the Chairman and the Lead Director of the board of directors, conducts an informal annual review of the performance of the executives, and evaluates the performance of the executives collectively.

At the end of 2010, the Committee engaged the services of another independent compensation consultant, the Hay Group (the “Hay Group”) to conduct a further review of its Executive and Director compensation policies. The reports of the Hay Group included recommendations for, among other things, additional performance targets for incentive-based compensation and revised peer groups for benchmarking purposes. The Committee is in the process of reviewing the findings of the Hay Group and plans to consider the Hay Group’s recommendations in the context of its ordinary annual review of executive compensation policies, to take place later in 2011.

The analysis conducted by the Hay Group researched three compensation measures for our executive officers: 1) base salary, 2) total cash compensation (which is the sum of the base salary plus annual incentives/bonuses) and 3) total direct compensation (which is the sum of the total cash compensation plus long-term incentives) and compared the compensation to two separate peer groups outlined below.

Peer Group A – Beverage Peer Group	Peer Group B – NASDAQ Peer Group
Coca-Cola Bottling	Plexus Corp.	Central Garden and Pet Co.
Constellation Brands	Sanderson Farms Inc.	Hub Group Inc—CLA
	Career Education Corp.	Arkansas Best Corp
Cott Corp.	Xilinx Inc.	Altera Corp
Hansen Natural Corp.	Freds Inc.	Linear Technology Corp
National Beverage Corp.	Bob Evans Farms	Seneca Foods Corp
Brown-Forman Co.	Beacon Roofing Supply
Dr. Pepper Snapple Group Inc.	PC Connection
Green Mountain Coffee Roasters	Tellabs Inc.

The report concluded that, with respect to Peer Group A: (i) for our CEO, his base salary was 13% below the market average of $741,000; his total cash compensation was 12% below the market average of $1,786,000, and his total direct compensation was 30% below the market average of $3,871,000; (ii) for our CFO, his base salary was 14% below the market average of $409,000; his total cash compensation was 0.4% below the market average of $711,000, and his total direct compensation was 11% below the market average of $1,225,000; and (iii) for our Vice President, Corporate Secretary and Director of Investor Relations, his base salary was 22% below the market average of $400,000; his total cash compensation was 32% below the market average of $750,000; and his total direct compensation was 54% below the market average of $1,697,000. In addition, with respect to Peer Group A, the Hay Group determined that only three companies within Peer Group A had officers employed in a comparable COO position and therefore a meaningful market statistic could not be calculated. However, based on the data collected from these three companies it was determined that for our COO his base salary was 11% below the average of $494,000; his total cash compensation was 2% below the average of $954,000, and his total direct compensation was 21% below the average of $1,701,000.

In addition, the report concluded that, with respect to Peer Group B: (i) for our CEO, his base salary was 5% below the market average of $677,000; his total cash compensation was 16% above the market average of $1,358,000, and his total direct compensation was equal to the market average of $2,693,000; (ii) for our CFO, his base salary was 2% below the market average of $357,000; his total cash compensation was 9% above the market average of $651,000, and his total direct compensation was 4% below the market average of $1,127,000; (iii) for our COO, his base salary was 7% above the market average of $414,000; his total cash compensation was 60% above the market average of $584,000, and his total direct compensation was 42% above the market average of $941,000; and (iv) for our Vice President, Corporate Secretary and Director of Investor Relations, his base salary was 6% below the market average of $331,000; his total cash compensation was 1% below the market average of $516,000; and his total direct compensation was 18% below the market average of $941,000.

Employment Agreements. Each of the executive officers of the Company is party to an employment agreement setting forth, among other things, his base salary, and the percentage participation in the annual payouts of the aggregate cash bonus pool under the executive bonus plan, all such amounts having been determined as described in this Compensation Discussion and Analysis. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and fringe benefit expectations in a writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing post-termination payments and other obligations. These employment agreements, which also set out the revised salaries and option entitlements in future years, are described in more detail under the caption “Employment Agreements.”

Beneficial Security Ownership of Directors and Executive Officers

The Company believes that it is in the best interests of the Company’s stockholders for the Company’s directors and executive officers to own common stock of the Company, thereby aligning their interests with the interests of the Company’s stockholders. To this end, on March 11, 2008, the board of directors established targets for the minimum amounts of our common stock that our directors and executive officers should beneficially own. The ownership obligation for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman and Chief Executive Officer has a stock ownership obligation of four (4) times the amount comprised of his annual base salary and the annual board fee paid to him. Each of the other directors and executive officers has a stock ownership obligation of two (2) times their annual board fee or their annual base salary, as the case may be.

Current directors have three years in which to fulfill their obligations and current officers have four years. Current directors have to meet at least 50% of their obligation by the end of the second year after the adoption of this policy and current officers have to meet at least 50% of their obligation by the end of the third year after the adoption of this policy.

New members of the board of directors would have to meet 50% of their obligation by the end of their first year on the board of directors and would have to meet 100% of their obligation by the end of their second year on the board of directors. New executive officers would have to meet 50% of their obligation by the end of their second year of employment and would have to fulfill 100% of their obligation by the end of their third year of employment.

Each of our executive officers and each individual nominated for election to our board of directors is currently in compliance with these obligations or has made meaningful progress towards compliance.

Taxation and Accounting Matters.

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company expects that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed earlier in this Compensation Discussion and Analysis, the adoption of FASB Statement 123(R) led the Committee and board of directors to reconsider the balance of the various components of the compensation package for its executive officers, and to emphasize cash components of compensation in future periods to a greater extent than in past years, with an offsetting reduction in the amount of options granted.

Fiscal Year 2010

The Committee evaluated compensation for fiscal year 2010 with a continued emphasis toward providing competitive compensation to our executive officers. As we discussed above, the Committee approved revisions to the stock option program and executive bonus plan for 2010.

The Committee also recommended, and the board of directors approved, new employment agreements for each of the executive officers of the Company for 2010 through 2012. These agreements are intended to be a continuation of the existing executive officer employment agreements, all of which expired on December 31, 2009, with certain material changes. The changes to each officer’s employment agreement were intended to codify the deliberations and conclusions of the Committee regarding the executive compensation policies of the Company beginning in 2010. These new agreements provide for the elimination of certain perquisites and, as discussed above, the new bonus allocations under the executive bonus plan, among other things. These agreements are discussed in greater detail below.

Summary Compensation Table

The following table summarizes the total compensation awarded to or earned by its Chief Executive Officer, Chief Financial Officer and its two other executive officers for the years ended December 31, 2008, 2009 and 2010 (the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William V. Carey	2010	$676,307	(2)	—		—		$801,040	(3)	—	$229,649	(4)	$1,706,996
Chairman, President, and	2009	$650,670	(5)(6)	—		—		$484,125	(6)	$930,600	$137,685	(7)	$2,203,080
Chief Executive Officer	2008	$646,487	(8)(9)	$53,922	(10)	—		$1,134,375	(9)	$749,650	$174,775	(11)	$2,759,209

Evangelos Evangelou	2010	$441,002	(2)	—		$402,484	(12)	—		—	$28,794	(13)	$872,280
Vice President and	2009	$414,882	(5)	—		—		$218,100		$495,000	$67,577	(14)	$1,195,559
Chief Operating Officer	2008	$400,620	(8)	$38,418	(10)	—		$537,900		$398,750	$78,829	(15)	$1,454,517

Christopher Biedermann	2010	$354,955	(2)	—		$378,819	(16)	—		—	$18,115	(17)	$751,889
Vice President and	2009	$343,854	(5)	—		—		$181,750		$356,400	$20,913	(18)	$902,917
Chief Financial Officer	2008	$317,325	(8)	$29,974	(10)	—		$448,250		$287,100	$61,008	(19)	$1,143,657

James Archbold	2010	$312,000		—		$265,179	(20)	—		$95,000	$33,470	(21)	$705,649
Vice President and	2009	$230,000		—		—		$160,849		$198,000	$28,740	(22)	$617,589
Corporate Secretary	2008	$210,000		—		—		$396,701		$159,500	$27,694	(23)	$793,895

(1)	As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements. Amounts reflect the dollar amount of compensation cost relating to option awards recognized for financial statement reporting purposes in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2010 audited financial statements.
(2)	Includes $135,985, $88,598 and $71,649 paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann, respectively, for serving on the management Boards of certain of our subsidiaries. Mr. Carey’s salary also includes $56,000 in fees paid to Mr. Carey for serving as chairman of the board of directors in 2010.
(3)	Includes (a) $241,250 in stock options granted to Mr. Carey for serving as chairman of the board of directors in 2010 and (b) $133,507 in stock options subsequently forfeited by Mr. Carey based on the Company’s 2010 performance relative to performance targets established by the Committee and the board of directors as discussed in the “Compensation Discussion and Analysis—Equity”.
(4)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $109,384 for housing and related expenses, the use of a company car ($65,785 per year paid by the company) and payments for medical insurance, school fees for his child, utilities, travel and home leave, and club memberships.
(5)	Includes $131,190, $88,398 and $70,268 paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann, respectively, for serving on the management boards of certain of our subsidiaries.
(6)	Includes $56,000 in fees paid (under “Salary”) and $120,625 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairmen of the board of directors in 2009.
(7)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $70,529 for housing, security and housing-related expenses, the use of a company car ($22,901 per year paid by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(8)	Includes $178,506, $114,132 and $83,738 in fees paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann, respectively, for serving on the management boards of certain of our subsidiaries.
(9)	Includes $54,500 in fees paid (under “Salary”) and $238,375 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2008.
(10)

Represents a supplement to salary and bonus earned in 2008 paid to the executive officers that reside in Poland and are compensated in U.S. dollars. Because of the significant decline in the value of the U.S. dollar against the Polish zloty, on June 11, 2008 the compensation committee recommended, and the board of directors approved, payment of supplemental cost-of-living (“COLA”) payments to make up at least part of the loss in real value of that dollar-denominated compensation that is paid to those executive officers living in Poland.
(11)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $107,085 for housing, security and housing-related expenses, the use of a company car ($29,694 per year paid by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(12)	Includes $67,076 of restricted stock subsequently forfeited by Mr. Evangelou based on the Company’s 2010 performance relative to performance targets established by the Committee and the board of directors as discussed in the “Compensation Discussion and Analysis—Equity”.
(13)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $20,948 per year, made by the company) and payments for mobile phone, medical and other insurance.
(14)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $63,238 per year, made by the company) and payments for mobile phone, medical and other insurance.
(15)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $43,224 per year, made by the company) and payments for mobile phone, medical and other insurance.
(16)	Includes $63,127 of restricted stock subsequently forfeited by Mr. Biedermann based on the Company’s 2010 performance relative to performance targets established by the Committee and the board of directors as discussed in the “Compensation Discussion and Analysis—Equity”.
(17)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $18,498 per year, made by the company) and payments for mobile phone and medical insurance.
(18)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $15,146 per year, made by the company) and payments for mobile phone and medical insurance.
(19)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $27,196 per year, made by the company) and payments for mobile phone and medical insurance.
(20)	Includes $44,206 of restricted stock subsequently forfeited by Mr. Archbold based on the Company’s 2010 performance relative to performance targets established by the Committee and the board of directors as discussed in the “Compensation Discussion and Analysis—Equity”.
(21)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $7,551 per year, made by the company) and payments for mobile phone ($4,556 in 2010) and medical insurance for Mr. Archbold and his family ($21,363 in 2010).
(22)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $8,964 per year, made by the company) and payments for mobile phone and medical insurance for Mr. Archbold and his family ($16,776 in 2009).
(23)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs, including the use of a company car (lease payments totaling $5,229.14 in 2008, made by the company) and payments for mobile phone, club membership and medical insurance for Mr. Archbold and his family ($14,628 in 2008).

Grants of Plan-Based Awards During 2010

The following table sets forth information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
William V. Carey	1/1/2010				53,900	77,000	115,500	$28.41	$559,790
	4/29/2010				17,500	25,000	37,500	$35.66	$241,250
		$619,570	$885,100	$1,327,650

Christopher Biedermann	1/1/2010				9,334	13,334	20,001		$378,819
		$233,800	$334,000	$501,000

Evangelos Evangelou	1/1/2010				9,917	14,167	21,251		$402,484
		$315,630	$450,900	$676,350

James Archbold	1/1/2010				6,534	9,334	14,001		$265,129
		—	$95,000	—

Employment Agreements

Effective January 1, 2010, the Committee recommended, and the board of directors approved, new employment agreements for each of the executive officers of the Company. These agreements were intended to be a continuation of the existing executive officer employment agreements, all of which expired on December 31, 2009, with certain material changes. The changes to each officer’s employment agreement were intended to codify the deliberations and conclusions of the Committee regarding the executive compensation policies of the Company beginning in 2010. These new employment agreements provide for the elimination of certain perquisites and the new bonus allocations under the executive bonus plan, among other things. These employment agreements are discussed in greater detail below.

William V. Carey serves as the President and Chief Executive Officer of the Company and Carey Agri. Mr. Carey’s employment agreement with the Company, which commenced on August 1, 2004, and was last amended effective as of January 1, 2010, will expire on December 31, 2012. Pursuant to the terms of his employment agreement, he will be paid an annual base salary at the rate of $626,186 per year for 2010. Pursuant to the terms of his employment agreement, Mr. Carey is entitled to receive 53% of the aggregate cash bonus pool payable to all participants under the Company’s executive bonus plan for fiscal year 2010. The executive bonus plan is described in detail under “Compensation Discussion and Analysis” above. In addition, Mr. Carey is entitled to up to $138,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave, security and family flight tickets. All payments to Mr. Carey may be subject to increase or decrease based on movements within a specified band of the Polish zloty—U.S. Dollar exchange rate. Mr. Carey participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2010, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were $2,565 in 2010.

Mr. Carey may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Carey’s responsibilities and duties. The Company may terminate the agreement if Mr. Carey becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Carey’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Carey may terminate Mr. Carey’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Carey’s death. If the agreement is terminated due to Mr. Carey’s death, or by the Company due to Mr. Carey’s disability or for cause, or by Mr. Carey other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Carey the “accrued obligations,” which include (i) base salary accrued but unpaid through the date of termination, (ii) earned but unpaid annual bonus for periods with respect to which the performance periods have been closed, (iii) accrued but unused paid time off or sick pay, (iv) business expenses reimbursement, (v) any other compensation or benefits owed or provided by the Company pursuant to its plans and arrangements, and (vi) less any advances.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Carey terminates for good reason, within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Carey the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Carey’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Carey obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Carey becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Carey with such fringe benefits will cease.

The effect of a termination of employment of Mr. Carey following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Evangelos Evangelou serves as the Chief Operating Officer of both the Company and Carey Agri. Mr. Evangelou’s employment agreement with the Company, which commenced on September 16, 2004, and was last amended effective as of January 1, 2010, will expire on December 31, 2012. Pursuant to the terms of his employment agreement, he will be paid an annual base salary at the rate of $442,177 per year for 2010. Pursuant to the terms of his employment agreement, Mr. Evangelou is entitled to receive 27% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for fiscal years 2010. All payments to Mr. Evangelou may be subject to increase or decrease based on movements within a specified band of the Polish zloty—U.S. dollar exchange rate. Mr. Evangelou participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2009, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were $2,565 in 2010.

Mr. Evangelou may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Evangelou’s responsibilities and duties. The Company may terminate the agreement if Mr. Evangelou becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Evangelou’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Evangelou may terminate Mr. Evangelou’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Evangelou’s death.

If the agreement is terminated due to Mr. Evangelou’s death, or by the Company due to Mr. Evangelou’s disability or for cause, or by Mr. Evangelou other than for good reason, the Company must pay Mr. Evangelou the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Evangelou terminates it for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Evangelou the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Evangelou’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Evangelou obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Evangelou becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Evangelou with such fringe benefits will cease.

The effect of a termination of employment of Mr. Evangelou following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

James Archbold serves as the Company’s Vice President, Secretary and Director of Investor Relations. Mr. Archbold’s employment agreement with the Company, which commenced on October 1, 2004, and was last amended effective as of January 1, 2010, will expire on December 31, 2012. The last amendment generally conformed Mr. Archbold’s employment agreement to the terms of the Company’s other named executive officers. Pursuant to the terms of his employment agreement, he will be paid an annual base salary at the rate of $312,000 per year for 2010. Pursuant to the terms of his employment agreement, Mr. Archbold is entitled to $95,000 as a cash bonus under the Company’s executive bonus plan for fiscal year 2010. Mr. Archbold participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2009, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Archbold received health insurance coverage, a company mobile phone and a company car from the Company. The health insurance coverage payments by the Company were $21,363 in 2010.

Mr. Archbold may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Archbold’s responsibilities and duties. The Company may terminate the agreement if Mr. Archbold becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Archbold’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Archbold may terminate Mr. Archbold’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Archbold’s death.

If the agreement is terminated due to Mr. Archbold’s death, or by the Company due to Mr. Archbold’s disability or for cause, or by Mr. Archbold other than for good reason, the Company must pay Mr. Archbold the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Archbold terminates it for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Archbold the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Archbold’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Archbold obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Archbold becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Archbold with such fringe benefits will cease.

The effect of a termination of employment of Mr. Archbold following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Christopher Biedermann serves as the Chief Financial Officer of both the Company and Carey Agri. Mr. Biedermann’s employment agreement with the Company, which commenced on January 17, 2005, and was last amended effective as of January 1, 2010, will expire on December 31, 2012. Pursuant to the terms of his employment agreement, he will be paid an annual base salary at the rate of $351,428 per year for 2010. Pursuant to the terms of his employment agreement, Mr. Biedermann is entitled to receive 20% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for fiscal year 2010. All payments to Mr. Biedermann may be subject to increase or decrease based on movements within a specified band of the Polish zloty—U.S. dollar exchange rate. Mr. Biedermann participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2009, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car. The health insurance coverage payments by Carey Agri were $2,565 in 2010.

Mr. Biedermann may terminate his employment agreement for “good reason,” which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Biedermann’s responsibilities and duties. The Company may terminate the agreement if Mr. Biedermann becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause,” which includes Mr. Biedermann’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Biedermann may terminate Mr. Biedermann’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Biedermann’s death.

If the agreement is terminated due to Mr. Biedermann’s death, or by the Company due to Mr. Biedermann’s disability or for cause, or by Mr. Biedermann other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Biedermann the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Biedermann terminates it for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Biedermann the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Biedermann’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Biedermann obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Biedermann becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Biedermann with such fringe benefits will cease.

The effect of a termination of employment of Mr. Biedermann following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Under the Company’s executive bonus plan for 2010, the size of the bonus earned depended upon the achievement of 2 targets set by the board of directors; the Company’s earnings before net interest expense, net income tax, net other financial expense (income), depreciation and amortization (“adjusted EBITDA”) and ratio of net debt to EBITDA. For 2010, the adjusted EBITDA target amount was $335 million, and the net debt/EBITDA ratio target was 3.70. For 2010, the Company’s adjusted EBITDA was $144.8 million, and the net debt/EBIDTA ratio was 6.43, which fell short of the targets set for 2010 in the beginning of the year.

Pursuant to the executive bonus plan for 2010, the Committee and the board of directors determined that the executive officers earned the bonus paid to them in the table above. See “Compensation Discussion and Analysis” for more information.

Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance and the other factors described above. A substantial portion of the compensation packages for executive officers is in the form of stock options, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock and annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues. See “Compensation Discussion and Analysis” for more information.

Outstanding Equity Awards At Fiscal Year-End (December 31, 2010)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that have not vested
William Carey	67,500			$26.76	31-Dec-11
	20,250			$27.37	1-May-11
	67,500			$29.70	31-Dec-12
	12,500			$30.74	30-Apr-12
	50,000			$58.08	1-Jan-18
	12,500			$60.92	1-May-18
		50,000	(1)	$19.70	1-Jan-19
		12,500	(2)	$20.24	30-Apr-19
		77,000	(3)	$28.41	1-Jan-20
		25,000	(4)	$35.66	29-Apr-20

Chris Biedermann	20,000			$26.76	31-Dec-16
	30,000			$29.70	31-Dec-17
	25,000			$58.08	1-Jan-18
		25,000	(5)	$19.70	1-Jan-19
						13,334	(6)	$378,819

Evangelos Evangelou	39,375			$26.76	31-Dec-16
	39,375			$29.70	31-Dec-17
	30,000			$58.08	1-Jan-18
		30,000	(7)	$19.70	1-Jan-19
						14,167	(8)	$402,484

James Archbold	3,000			$5.49	31-Dec-13
	33,750			$14.05	31-Dec-14
	33,750			$7.85	29-Apr-13
	25,312			$14.05	1-Jan-14
	28,125			$19.69	31-Dec-15
	28,125			$26.76	31-Dec-16
	28,125			$29.70	31-Dec-17
	22,125			$58.08	1-Jan-18
		22,125	(9)	$19.70	1-Jan-19
						9,334	(10)	$265,179

(1)	These options fully vested on January 1, 2011
(2)	These options will fully vest on May 30, 2011
(3)	These options vest according to a time and performance based-schedule beginning upon completion of the fully-audited full year 2010 financials
(4)	These options vest according to a time and performance based-schedule beginning upon completion of the fully-audited full year 2010 financials
(5)	These options fully vested on January 1, 2011
(6)	These shares vest according to a time and performance based-schedule beginning upon completion of the fully-audited full year 2010 financials
(7)	These options fully vested on January 1, 2011
(8)	These shares vest according to a time and performance based-schedule beginning upon completion of the fully-audited full year 2010 financials

(9)	These options fully vested on January 1, 2011
(10)	These shares vest according to a time and performance based-schedule beginning upon completion of the fully-audited full year 2010 financials

Option Exercises and Stock Vested in 2010

The following table presents information about options exercises by the named executive officers

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
William V. Carey	87,750	$558,900	(1)
Christopher Biedermann	10,000	$161,500	(2)
Evangelos Evangelou	39,375	$648,900	(3)
James Archbold	—	—

(1)	In accordance with SEC rules, value realized is calculated as the difference between the market price of the underlying shares of CEDC common stock at exercise and the exercise price of the options, without regard to actual disposition of the underlying shares, none of which were disposed of by Mr. Carey in 2010. Any future disposition of the shares will be publicly reported as required by SEC rules.
(2)	In accordance with SEC rules, value realized is calculated as the difference between the market price of the underlying shares of CEDC common stock at exercise and the exercise price of the options, without regard to actual disposition of the underlying shares, 3,250 of which were not disposed of by Mr. Biedermann in 2010. Any future disposition of the shares will be publicly reported as required by SEC rules.
(3)	In accordance with SEC rules, value realized is calculated as the difference between the market price of the underlying shares of CEDC common stock at exercise and the exercise price of the options, without regard to actual disposition of the underlying shares, 17,875 of which were not disposed of by Mr. Evangelou in 2010. Any future disposition of the shares will be publicly reported as required by SEC rules.

Potential Payments Upon Termination of Employment

The Company’s agreements with its executive officers provide for certain payments upon termination. Set forth below is information on the aggregate amounts that each such executive officer would have received had he been terminated on the last business day of 2010. See “Employment Agreements” above for additional information regarding the terms of the employment agreements with the executive officers of the Company.

Generally, the material terms and payment provisions under the employment agreements of named executive officers, including those that relate to payments upon termination of employment, were the result of individual negotiations with the relevant officer over the terms of his employment, and the potential payments under these arrangements were not separately considered from the entire compensation package contemplated by the employment agreement. The Committee considers these potential payments upon termination of employment as one portion of total potential compensation, but such payments do not materially or directly influence the decisions made regarding other aspects of compensation.

Termination of Employment Not in Connection with a Change in Control

Mr. Carey would have received aggregate compensation of approximately $797,971 if his employment terminated other than for cause, death or disability or if Mr. Carey terminated his employment with good reason on the last business day of 2010 and if such termination was not in connection with a change in control (as defined under “Termination of Employment in Connection with a Change in Control”). The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($626,186);

(iii)	the bonus he would have earned under the 2010 executive bonus plan ($0);

(iv)	the options he was granted in 2010, which would hold no immediate value for the purposes of this calculation because the exercise price of those options would be set at the closing price of the Company’s common stock on the trading day immediately preceding the grant date; and

(v)	the maximum amount payable under his employment agreement for housing, security and housing-related expenses ($106,000), the use of a company car ($65,785) and payments for medical insurance, school fees for his child, and travel and home leave.

Mr. Evangelou would have received aggregate compensation of approximately $442,177 if his employment terminated other than for cause, death or disability or if Mr. Evangelou terminated his employment with good reason on the last business day of 2010 and if such termination was not in connection with a change in control. The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($442,177); and

(iii)	the bonus he would have earned under the 2010 executive bonus plan ($0).

Mr. Archbold would have received aggregate compensation of approximately $407,000 if his employment terminated other than for cause, death or disability or if Mr. Archbold terminated his employment with good reason on the last business day of 2010 and if such termination was not in connection with a change in control. The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($312,000); and

(iii)	the bonus he would have earned under the 2010 executive bonus plan ($95,000).

Mr. Biedermann would have received aggregate compensation of approximately $351,428 if his employment terminated other than for cause, death or disability or if Mr. Biedermann terminated his employment with good reason on the last business day of 2010 and if such termination was not in connection with a change in control. The aggregate compensation would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($351,428); and

(iii)	the bonus he would have earned under the 2010 executive bonus plan ($0).

Termination of Employment in Connection with a Change in Control

The employment agreements of Messrs. Carey, Evangelou, Archbold and Biedermann provide additional compensation (referred to below as “CIC Termination Payments”) if the applicable executive’s employment with the Company is terminated under certain circumstances in connection with a “change in control” of the Company.

For these purposes, a “change in control” of the Company will occur if:

(i)	any person acquires voting securities of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, excluding certain acquisitions by the Company and related entities or their employee benefit plans and certain acquisitions otherwise excluded in this definition;

(ii)	individual members of the board of directors as of January 1, 2010, referred to below as “Incumbent Members,” and individuals whose election to the Company’s board of directors or nomination for election by the Company’s stockholders is approved by the Incumbent Members, cease to constitute at least a majority of the board of directors;

(iii)	the Company consummates a merger, consolidation, reorganization or business combination, or a sale or disposition of substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent at least 30% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 30% of the members of the board of directors of the successor entity were members of the Company’s board of directors as of January 1, 2010, and (C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the successor entity; or

(iv)	a liquidation or dissolution of the Company.

CIC Termination Payments. Messrs. Carey, Evangelou, Biedermann and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate their employment with “CIC good reason” (as defined below) within one year of a change in control of the Company. In addition, Messrs. Carey, Evangelou, Biedermann and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate with CIC good reason prior to such a change in control. However, in connection with a termination prior to a change in control, Messrs. Carey, Evangelou, Biedermann and Archbold must reasonably demonstrate that the termination (or the applicable CIC good reason event) is related to a third party who had indicated an intention or had taken steps reasonably calculated to effect a change in control, and a change in control involving such third party (or a party competing with such third party to effectuate a change in control) occurred within six months of the termination date. The Company does not provide for a 280G gross-up of excise taxes on “parachute payments” paid upon a change in control as determined in accordance with Internal Revenue Code sections 280G and 4999. For each executive, if the CIC Termination Payments would be subject to the excise tax imposed by sections 280G and 4999, such CIC Termination Payments would be reduced unless the executive would receive a larger after-tax benefit from the CIC Termination Payments if the reduction had not occurred. If the CIC Termination Payments are not reduced, the executive will be responsible for any excise tax that results.

If Mr. Carey terminated his employment on the last business day of 2010 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Carey would have received aggregate compensation of approximately $2,857,017, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Carey’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($2,854,452) (calculated pursuant to a valuation formula set forth in the employment agreement);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($2,565); and

(iv)	the restricted shares he was granted in 2010 would continue to vest (valued at $0).

In addition, if Mr. Carey was entitled to receive CIC Termination Payments, the unvested options to purchase 164,500 shares of the Company’s common stock held by Mr. Carey would have vested. The accelerated value of these options is not included in the aggregate compensation figure above for Mr. Carey because the exercise price of these options exceeded the price of a share of the Company’s common stock on the last business day of 2010.

For Mr. Carey, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Carey’s responsibilities and duties for the Company or Carey Agri; (iii) the relocation of Mr. Carey’s employment to a facility or a location more than 30 miles from Mr. Carey’s then present location and more than 30 miles from Mr. Carey’s then present residence, without his consent; or (iv) a material reduction in Mr. Carey’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Evangelou terminated his employment on the last business day of 2010 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Evangelou would have received aggregate compensation of approximately $2,094,371, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Evangelou’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,689,322) (calculated pursuant to a valuation formula set forth in the employment agreement);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($2,565); and

(iv)	the restricted shares he was granted in 2010 would continue to vest (valued at $402,484).

In addition, if Mr. Evangelou was entitled to receive CIC Termination Payments, the unvested restricted shares of the Company’s common stock held by Mr. Evangelou would have vested.

For Mr. Evangelou, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Evangelou’s responsibilities and duties for the Company or its subsidiary; (iii) the relocation of Mr. Evangelou’s employment to a facility or a location more than 30 miles from Mr. Evangelou’s then present location and more than 30 miles from Mr. Evangelou’s then present residence, without his consent; or (iv) a material reduction in Mr. Evangelou’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Biedermann terminated his employment on the last business day of 2010 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Biedermann would have received aggregate compensation of approximately $1,841,878, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Biedermann’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,460,494) (calculated pursuant to a valuation formula set forth in the employment agreement);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($2,565); and

(iv)	the restricted shares he was granted in 2010 would continue to vest (valued at $378,819).

In addition, if Mr. Biedermann was entitled to receive CIC Termination Payments, the unvested restricted shares of the Company’s common stock held by Mr. Biedermann would have vested.

For Mr. Biedermann, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Biedermann’s responsibilities and duties for the Company or its subsidiary; (iii) the relocation of Mr. Biedermann’s employment to a facility or a location more than 30 miles from Mr. Biedermann’s then present location and more than 30 miles from Mr. Biedermann’s then present residence, without his consent; or (iv) a material reduction in Mr. Biedermann’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Archbold terminated his employment on the last business day of 2010 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Archbold would have received aggregate compensation of approximately $1,630,900, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Archbold’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,344,358) (calculated pursuant to a valuation formula set forth in the employment agreement);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($21,363); and

(iv)	the restricted shares he was granted in 2010 would continue to vest (valued at $265,179).

In addition, if Mr. Archbold was entitled to receive CIC Termination Payments, the unvested restricted shares of the Company’s common stock held by Mr. Archbold would have vested.

For Mr. Archbold, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Archbold responsibilities and duties for the Company; (iii) the relocation of Mr. Archbold’s employment to a facility or a location more than 30 miles from Mr. Archbold’s then present location and more than 30 miles from Mr. Archbold’s then present residence, without his consent; or (iv) a material reduction in Mr. Archbold’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

Narrative Disclosure of our Compensation Policies and Practices as They Relate to Risk Management

The Committee reviews the Company’s executive compensation program and its executive compensation policies and practices to assess whether any aspect of the program or the policies and practices would encourage any of the Company’s named executive offices to take any unnecessary or inappropriate risks that could threaten the value of the Company or create or increase risks that are reasonably likely to have a material adverse effect on the Company. As a result of our review, we concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of March 15, 2011 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned		Percent of Shares Outstanding(3)
Directors and Officers
William V. Carey(1)	4,089,596	(4)	5.72%
James Archbold	262,924	(5)	0.37%
Chris Biedermann	131,446	(6)	0.18%
Evangelos Evangelou	207,098	(7)	0.29%
David Bailey	81,234	(8)	0.11%
N. Scott Fine	23,686	(9)	0.03%
William Shanahan	47,528	(10)	0.07%
Robert Koch	47,973	(11)	0.07%
Markus Sieger	49,457	(12)	0.07%
Marek Forysiak	10,389	(13)	0.01%

All directors and executive officers as a group	4,951,331		6.92%

5% Shareholders
BlackRock, Inc.(2) 40 East 52nd Street New York NY 10055	4,798,420		6.71%
Morgan Stanley(2) 1585 Broadway New York NY 10036	3,729,110		5.21%

Total	13,478,861		18.84%

(1)	As of December 31, 2010: William V. Carey beneficially owned 4,077,096 Shares, consisting of 546,112 Shares owned by the LLC; 2,244,749 Shares owned directly by Mr. Carey as Trustee of The William V. Carey Revocable Trust; 502,993 Shares owned by The William V. Carey 2010 GRAT (A), of which Mr. Carey is the Trustee, and 502,992 Shares owned by The William V. Carey 2010 GRAT (B), of which Mr. Carey is the Trustee; and options to purchase 292,750 Shares that may be acquired within 60 days of December 31, 2010. This does not include 152,500 Shares owned by Mr. Carey’s spouse. Mr. Carey disclaims beneficial ownership of those Shares owned by his spouse.

As of December 31, 2010: The LLC owned 546,112 Shares. Mr. Carey is the sole manager of the LLC. The three members of the LLC are (i) The William V. Carey 2009 GRAT (A), (ii) The William V. Carey 2009 GRAT (B) and (iii) The Hanna T. Carey 2007 Family Trust UAD 12/3/07, a trust formed by Mr. Carey’s spouse for the benefit of their children (the “Trust”). The William V. Carey 2010 GRAT (A) owns 40.9% of the LLC, The William V. Carey 2010 GRAT (B) owns 40.9% of the LLC and the Trust owns 18.2% of the LLC.

(2)	The information in this table for BlackRock, Inc. is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 3, 2011 regarding its beneficial ownership of the Company’s common stock. The information in this table for Morgan Stanley is based solely on a 13G filed by Morgan Stanley with the SEC on February 9, 2011 regarding its beneficial ownership of the Company’s common stock.

(3)	Percentage of shares does not include 246,037 treasury shares held by the Company.
(4)	Includes 292,750 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011.
(5)	Includes 224,437 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 7,778 and 9,334 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011 and January 1, 2012, respectively.
(6)	Includes 100,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 11,112 and 13,334 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011 and January 1, 2012, respectively.
(7)	Includes 138,750 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 11,806 and 14,167 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011 and January 1, 2012, respectively.
(8)	Includes 68,749 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 1,985 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011.
(9)	Includes 21,062 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011.
(10)	Includes 1,528 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011.
(11)	Includes 43,998 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011.
(12)	Includes 44,374 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 2,083 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011.
(13)	Includes 8,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 15, 2011 and 1,389 shares of Restricted Stock that vest according to a schedule beginning on January 1, 2011.

Related Party Transactions

It is the Company’s policy that directors, officers and any other person that is a related person within the meaning of SEC regulation are required to report any related party transactions to the Chief Executive Officer. All such transactions also are required to be reported to the audit committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The audit committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this affect has been adopted by the board of directors. A related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000 but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The audit committee of the board of directors conducts an annual review of all transactions between related parties and the Company.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On December 9, 2010, the audit committee of the board of directors selected and appointed Ernst & Young to serve as the Company’s independent public accountants for the year ending December 31, 2011, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting.

Stockholder ratification of Proposal 2 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee of the board will reconsider whether or not to retain PricewaterhouseCoopers. Even if Proposal 2 is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board determines that such a change would be in the best interests of the Company and its stockholders.

Though a representative of Ernst & Young will have the opportunity to be present at the annual meeting and make a statement if they desire to do so, no such representative is expected to be present or available to respond to questions.

Fees Paid to Independent Auditors and Other Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by PricewaterhouseCoopers:

	2010	2009
Audit fees	$2,320,749	$4,335,256
Audit-related fees(1)	—	—
Tax fees(2)	$42,138	$465,296
All other fees(3)	$196,021	$102,306

Total fees	$2,558,908	$4,902,858

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection with translation services.

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2009 and 2010, the audit committee pre-approved 100% of the total fees to PricewaterhouseCoopers.

The audit committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers is compatible with maintaining the auditor’s independence.

During 2010, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers were provided by persons other than full-time, permanent employees of PricewaterhouseCoopers.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

NON-BINDING VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED

EXECUTIVE OFFICERS (PROPOSAL 3)

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), we are asking our stockholders to approve, in a separate advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. As discussed in the Compensation Discussion and Analysis, our compensation committee and board of directors believe that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation committee and board of directors also believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain specified goals.

The compensation policies of the Company are designed to:

•	attract, motivate and retain experienced and qualified executives,

•	increase the overall performance of the Company,

•	increase stockholder value, and

•	incentivize the executive officers to prudently achieve the highest level of Company financial performance.

We are asking our stockholders to indicate their approval of our named executive officer compensation as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2010. Accordingly, the following resolution is submitted for stockholder vote at the 2011 annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As this is an advisory vote, the results will not be binding on the company, the board of directors, or the compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and our board of directors, although our board and compensation committee will consider the outcome of this vote when making future compensation decisions. We will provide our stockholders with the opportunity to vote on our named executive officer compensation at our annual meetings at least once every three calendar years.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON BINDING VOTE TO

APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

NON-BINDING VOTE ON THE FREQUENCY OF THE NON-BINDING VOTE ON THE

COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 4)

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(b), we are asking our stockholders to indicate whether future advisory votes to approve the compensation paid to our named executive officers should be held every year, every two years, or every three years.

Our board of directors has determined that our stockholders should have the opportunity to vote on the compensation of our named executive officers every year. The board of directors believes that giving our stockholders the right to cast an advisory vote every year on the compensation of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders. Annual advisory votes provide the highest level of accountability and direct communication with our stockholders.

By voting on this proposal 4, stockholders are not approving or disapproving the board of directors’ recommendation, but rather are indicating whether they prefer an advisory vote on named executive officer compensation be held every year, every two years, or every three years. Stockholders may also abstain from voting.

As this is an advisory vote, the results will not be binding on the board of directors or the company, and the board of directors may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. We will provide our stockholders with the opportunity to vote on the frequency of advisory votes on our named executive officer compensation at our annual meetings at least once every six calendar years.

Under rules adopted by the Securities and Exchange Commission, if a majority of the votes cast approves a particular frequency and we adopt a policy that is consistent with that frequency, we may exclude from our proxy statements in the future any stockholder proposals providing for an advisory vote or seeking future advisory votes on the compensation paid to our named executive officers or relating to the frequency of such votes, including those drafted as requests to amend our governing documents. A majority of the votes cast means that the number of votes cast for one frequency must exceed the aggregate number of votes cast for the other two frequencies. Abstentions and broker non-votes do not count as votes cast.

Vote Required

Under Delaware law, the frequency of every year, every two years, or every three years that receives the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal will be the frequency for the advisory vote on executive compensation that has been recommended by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ANNUAL” NON-BINDING VOTES

ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

SHAREHOLDER PROPOSAL REGARDING A SIMPLE MAJORITY VOTE (PROPOSAL 5)

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our board accept no responsibility. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our board unanimously recommends that you vote AGAINST the shareholder proposal.

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of 4,900 shares of common stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Supermajority vote requirements can be almost impossible to obtain when one considers the substantial percentage of shares that are typically not voted at an annual meeting. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at the following companies: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

It our Company were to remove each supermajority requirement, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote

- Yes on 5.

STATEMENT OF THE BOARD OF DIRECTORS

IN OPPOSITION TO THIS SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL.

The board of directors has carefully considered the above proposal and believes that it is not in the best interest of the Company or the Company’s stockholders for the following reasons:

Voting Requirements. The board of directors believes that the supermajority voting standards under the Company’s Amended and Restated Certificate of Incorporation and Bylaws (collectively, the organizational documents) are appropriate and necessary. Under the Company’s existing organizational documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. As permitted by Delaware law, the Company’s organizational documents provide that a vote of the holders of at least two-thirds of the Company’s outstanding shares of stock entitled to vote is required for stockholders to approve changes to selected provisions of the organizational documents that primarily relate to: (i) the issuance of preferred stock; (ii) limitations on the liability of directors; (iii) adoption, amendment or repeal of the Bylaws; (iv) ability of stockholders to act by written consent; (v) the calling of special meetings of stockholders; and (vi) changes to the Amended and Restated Certificate of Incorporation.

The board of directors believes that in these limited circumstances the higher voting requirements are more representative of all stockholders for a variety of reasons, the most relevant of which are described below.

Broad Consensus of All Stockholders. Supermajority voting provisions are commonly included in the corporate charters and bylaws of many publicly traded companies. In general, these provisions are designed to ensure that minority stockholders are protected from coercive tactics by stockholder groups seeking to advance a change in governance, including a change of control, of the Company. Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed fundamental change, they generally have the effect of giving minority stockholders a greater voice in corporate structure and governance. The board strongly believes that fundamental changes to corporate structure and governance should have the support of a broad consensus of the Company’s stockholders rather than a simple majority. A dissident group of stockholders should not be permitted to approve fundamental changes which could significantly alter the governance of the Company, despite the objection of our board and 49% of the stockholders. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to the Company.

Corporate Governance Practices. After careful consideration of the proposal, the board of directors does not believe that implementation of this proposal would enhance the Company’s corporate governance practices. The Company’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends changes to the board. The board operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of our stockholders, and promote high ethical conduct among our directors and employees. Additionally, the Company’s governance policies and practices comply with the requirements of the NASDAQ and SEC corporate governance standards. The board of directors does not believe that approval of this proposal is needed or advisable, or in the best interests of the Company and its stockholders.

It is important to note that stockholder approval of this proposal would not in itself remove the supermajority vote standards. Under the organizational documents, to change the supermajority standards, the board must first authorize amendments to the Company’s organizational documents. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the Company’s outstanding shares of stock entitled to vote.

On an ongoing basis the board will continue to consider whether changes to the organizational documents are appropriate and in the best interests of the Company and its stockholders. The board is prepared to take additional steps to strengthen the organizational documents in response to legitimate stockholder concerns. However, after careful consideration of this proposal, the board of directors has determined that retention of the supermajority voting requirement remains in the long-term best interests of the Company and its stockholders. The board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all stockholders.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 5.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL REGARDING A SIMPLE MAJORITY VOTE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock of the Company to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2010 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2012 annual meeting of stockholders or to be properly brought before such meeting of stockholders must be received at the Company’s principal executive offices no later than December 2, 2011, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2012 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable rules and regulations of the SEC in effect at the time such proposal is received. Any such proposal should be delivered to the Company at 3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054, attention: James Archbold, Vice President.

A stockholder’s notice to the Secretary must comply with applicable SEC regulations and set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) such other information as is specified in the Company’s by-laws.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy, please contact James Archbold, Vice President, at 3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054, telephone (856) 273-6980. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

William V. Carey

Chairman and Chief Executive Officer

Mt. Laurel, New Jersey

April 19, 2011

A copy of the annual report to stockholders for the fiscal year ended December 31, 2010 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, 3000 Atrium Way, suite 265, Mt. Laurel, NJ 08054. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

May 19, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on May 19, 2011:

The proxy statement and annual report to security holders are available at http://cedc-reports.home.pl/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.  

¢ 20730304030000000000 5	051911

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of the board of directors’ seven (7) nominees to the board of directors, to serve until the 2011 Annual Meeting of Stockholders.				2. For ratification of the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year 2011.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O WILLIAM V. CAREY O DAVID BAILEY O MARKUS SIEGER O MAREK FORYSIAK O ROBERT P. KOCH O WILLIAM SHANAHAN O N. SCOTT FINE		3. For approval of the compensation paid to the Company’s named executive officers by a non-binding vote.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
				4. For recommendation, by non-binding vote, on the frequency of the non-binding vote on compensation paid to the Company’s named executive officers ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. For the shareholder proposal to adopt a simple majority vote	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2) and (3), for an ANNUAL non-binding vote on compensation paid to the Company’s named executive officers in paragraph (4) and AGAINST the matter described in paragraph (5) unless the stockholder specifies otherwise (in which case it will be voted as specified).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints William V. Carey as Proxy, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on May 19, 2011, at 9:00 a.m., local time, at ul. Bobrowiecka 6, 00-728, Warsaw, Poland and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

¢	14475	¢